                                                                       EXHIBIT 1


                                                            Execution Copy



                      -----------------------------------



                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                              WOLTERS KLUWER N.V.,


                            WK ACQUISITION SUB, INC.


                                      AND


                                CCH INCORPORATED



                      -----------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                           Page

     Parties and Recitals..................................  1

                                   ARTICLE I

                                   THE OFFER
                                   ---------


     Section 1.1  The Offer................................  3
     Section 1.2  Company Actions..........................  4

                                   ARTICLE II

                                   THE MERGER
                                   ----------
     Section 2.1  The Merger...............................  6
     Section 2.2  Effective Time...........................  7
     Section 2.3  Effects of the Merger....................  7
     Section 2.4  Certificate of Incorporation and Bylaws..  7
     Section 2.5  Directors and Officers...................  7
     Section 2.6  Conversion of Securities.................  7
     Section 2.7  Exchange of Certificates.................  8
     Section 2.8  Dissenting Company Common Shares.........  10
     Section 2.9  Merger Without Meeting of Stockholders...  10
     Section 2.10 No Further Ownership Rights in Common
                    Stock..................................  10
     Section 2.11 Closing of Company Transfer Books........  11
     Section 2.12 Further Assurances.......................  11

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

     Section 3.1  Organization, Standing and Power.........  11
     Section 3.2  Authority; Non-Contravention.............  12
     Section 3.3  Offer Documents and Proxy Statement......  14
     Section 3.4  Financing................................  14
     Section 3.5  Brokers..................................  15

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

     Section 4.1  Organization, Standing and Power.........  15
     Section 4.2  Capital Structure........................  15
     Section 4.3  Authority; Non-Contravention.............  16
     Section 4.4  SEC Documents............................  18

     Section 4.5  Offer Documents and Proxy Statement......  18
     Section 4.6  Absence of Certain Events................  19
     Section 4.7  Section 203 of the DGCL..................  19
     Section 4.8  Taxes....................................  19
     Section 4.9  Compliance with Applicable Law...........  20
     Section 4.10 Litigation...............................  21
     Section 4.11 No Undisclosed Liabilities...............  21
     Section 4.12 Benefit Plans............................  22
     Section 4.13 Trademarks, Patents and Copyrights.......  22
     Section 4.14 Environmental Matters....................  23
     Section 4.15 Brokers..................................  24

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB
                  --------------------------------------------

     Section 5.1  Organization and Standing................  24
     Section 5.2  Capital Structure........................  24
     Section 5.3  Authority; Non-Contravention.............  25

                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

     Section 6.1  Conduct of Business by the Company
                    Pending the Merger.....................  26
     Section 6.2  No Solicitation..........................  28
     Section 6.3  Conduct of Business of Sub Pending the
                    Merger.................................  29

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

     Section 7.1  Company Stockholder Approval; Proxy
                    Statement..............................  29
     Section 7.2  Access to Information....................  30
     Section 7.3  Fees and Expenses........................  31
     Section 7.4  Company Stock Options....................  31
     Section 7.5  Reasonable Best Efforts..................  32
     Section 7.6  Public Announcements.....................  32
     Section 7.7  Real Estate Transfer and Gains Taxes.....  33
     Section 7.8  State Takeover Laws......................  33
     Section 7.9  Indemnification; Directors and Officers
                    Insurance..............................  33
     Section 7.10 Employee Benefits........................  34
     Section 7.11 Merit Bonuses; Severance Policy..........  35
     Section 7.12 Management Contracts.....................  36

                                 ARTICLE VIII

                              CONDITIONS PRECEDENT
                              --------------------

     Section 8.1  Conditions to Each Party's Obligation
                    to Effect the Merger...................  36

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

     Section 9.1  Termination..............................  37
     Section 9.2  Effect of Termination....................  39
     Section 9.3  Amendment................................  39
     Section 9.4  Waiver...................................  40

                                   ARTICLE X

                               GENERAL PROVISIONS
                               ------------------

     Section 10.1  Non-Survival of Representations and
                     Warranties............................  40
     Section 10.2  Notices.................................  40
     Section 10.3  Interpretation..........................  41
     Section 10.4  Counterparts............................  41
     Section 10.5  Entire Agreement; No Third-Party
                     Beneficiaries.........................  42
     Section 10.6  Governing Law...........................  42
     Section 10.7  Assignment..............................  42
     Section 10.8  Severability............................  42
     Section 10.9  Enforcement of this Agreement...........  43

     EXHIBIT  A   Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



          AGREEMENT AND PLAN OF MERGER, dated as of November 27, 1995 (this "Agreement"), among Wolters Kluwer N.V., a corporation organized under the laws of The Netherlands ("Parent"), WK Acquisition Sub, Inc., a Delaware corporation ("Sub") and a wholly owned subsidiary of Parent, and CCH Incorporated, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").


                              W I T N E S S E T H:
                              --------------------


          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Sub for all of the outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), of the Company and all of the outstanding shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") of the Company, at a price of $55.50 per share of Common Stock, net to the seller in cash, followed by a merger (the "Merger") of Sub with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each share of Common Stock in the Offer is fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) adopted resolutions unanimously approving the Offer and the Merger and recommending that the Company's stockholders accept the Offer and approve and adopt the Merger Agreement;

          WHEREAS, Parent has informed the Company that Parent has required as a condition to entering into this Agreement that certain stockholders of the Company (collectively, "Stockholders") enter into a Stock Option and Tender Agreement (the "Option Agreement") pursuant to which Stockholders have agreed, among other things, (i) to tender all of the shares of Common Stock that Stockholders now own or hereafter acquire (the "Stockholder Shares") into the Offer, (ii) to grant Parent the option to purchase all of the Stockholder Shares, (iii) to appoint Parent under certain circumstances as Stockholders' proxy to vote the Stockholder Shares that are Class A Shares, and (iv) with respect to certain questions put to stockholders of the Company for a vote, to vote such Stockholder Shares that are Class A Shares, in each case, in accordance with the terms and conditions of the Option Agreement; and

          WHEREAS, pursuant to the Merger, each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company will be converted into the right to receive the per share consideration paid pursuant to the Offer.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER
                                   ---------

          Section 1.1  The Offer.   (a)  Subject to the provisions of this
                       ---------
Agreement, as promptly as practicable but in no event later than five business days after the date hereof, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A. Without the prior written consent of the Company, Sub shall not
(i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) modify or add to the conditions set forth in Exhibit A (other than to waive any conditions to the extent permitted by this Agreement), (v) extend the Offer if all of the Offer conditions are satisfied or waived or, in the case of any single extension, extend the offer for more than 3 business days, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders. The Offer shall not expire prior to January 4, 1996. So long as this Agreement is in effect and the Offer conditions have not been satisfied or waived, Sub shall, and Parent shall cause Sub to, cause the Offer not to expire. Subject to the terms and conditions of the Offer, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC.

The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub agree to provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents.

          (c) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Sub all of the funds necessary to purchase any shares of Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

          Section 1.2  Company Actions.  (a)  The Company hereby approves of and
                       ---------------
consents to the Offer and represents that the Board of Directors of the Company has duly adopted resolutions unanimously approving this Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and that the holders of Class A Common Stock approve the Merger. The Company represents that its Board of Directors has received the opinion of Goldman, Sachs & Co. (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by such Financial Advisor (unless such consent is innappropriate under the circumstances), the inclusion of such fairness opinion and a reference thereto in the Schedule 14D-9 referred to below, and the Proxy Statement referred to in Section 7.1 and the Information Statement referred to in Section
3.3. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2(a).

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law as determined by the Board of Directors in good faith after consultation with the Company's outside counsel, and subject to the terms of this Agreement, the Schedule 14D-9 shall contain the recommendations described in paragraph (a) above. Parent and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable Federal securities laws. The Company agrees to provide Parent and Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, Parent and Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II

                                   THE MERGER
                                   ----------

          Section 2.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined), and Purchaser hereby agrees to use its best efforts to effect such Merger and to take all actions necessary or desirable to effect such Merger. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

          Section 2.2  Effective Time.  The Merger shall become effective when
                       --------------
the Certificate of Merger or, if applicable, the Certificate of Ownership and Merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, are accepted for record by the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

          Section 2.3  Effects of the Merger.  The Merger shall have the effects
                       ---------------------
set forth in Section 259 of the DGCL.

          Section 2.4  Certificate of Incorporation and Bylaws.  The Certificate
                       ---------------------------------------
of Incorporation and Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Certificate of Incorporation and applicable law.

          Section 2.5  Directors and Officers.  The directors of Sub immediately
                       ----------------------
prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their resignation or removal or until their respective successors are duly elected and qualified.

          Section 2.6  Conversion of Securities.  As of the Effective Time, by
                       ------------------------
virtue of the Merger and without any action on the part of any stockholder of the Company:

          (a) All shares of Common Stock that are held in the treasury of the Company or by any Subsidiary (as hereinafter defined) of the Company and any shares of Common Stock owned by Parent, Sub or any other Subsidiary of Parent shall be cancelled and retired and no consideration shall be delivered in exchange therefor.

          (b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(a) and other than Dissenting Company Common Shares (as defined in Section 2.8)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share consideration paid in the Offer (the "Merger Consideration"). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate or certificates (the "Certificates") representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          Section 2.7  Exchange of Certificates.  (a) Paying Agent.  Parent and
                       ------------------------       ------------
the Company shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

          (b)  Surviving Corporation to Provide Funds.  Parent shall take all
               --------------------------------------
steps necessary to enable and cause the Surviving Corporation to deposit in trust with the Paying Agent prior to the Effective Time cash in an amount necessary to pay the Merger Consideration for all of the shares of Common Stock pursuant to Section 2.6. Such amount shall hereinafter be referred to as the "Exchange Fund." If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Section 2.6 Parent from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

          (c)  Exchange Procedures.  As soon as practicable after the Effective
               -------------------
Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.7, each Certificate (other than Certificates representing Dissenting Company Common Shares and Certificates representing any shares of Common Stock owned by Parent or any Subsidiary of Parent) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.6. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any stockholders of the Company who have not theretofore complied with Article II hereof shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for the Merger Consideration, without any interest thereon.

          Section 2.8  Dissenting Company Common Shares.  Notwithstanding any
                       --------------------------------
provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Company Common Shares") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Common Stock.

          Section 2.9  Merger Without Meeting of Stockholders.  Notwithstanding
                       --------------------------------------
the foregoing, in the event that Sub, or any other direct or indirect subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of each class of the stock of the Company, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, but in no event later than six business days thereafter, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          Section 2.10  No Further Ownership Rights in Common Stock.  All cash
                        -------------------------------------------
paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock.

          Section 2.11  Closing of Company Transfer Books.  At the Effective
                        ---------------------------------
Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

          Section 2.12  Further Assurances.  If at any time after the Effective
                        ------------------
Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                    ----------------------------------------

          Parent represents and warrants to the Company as follows:

          Section 3.1  Organization, Standing and Power.  Parent is a
                       --------------------------------
corporation duly organized, validly existing and in good standing under the laws of The Netherlands and has the requisite corporate power and authority to carry on its business as now being conducted.

          Section 3.2  Authority; Non-Contravention.  Parent has all requisite
                       ----------------------------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, injunction and any other form of equitable relief, is subject to the discretion of the court before which proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Significant Subsidiaries under, any provision of (i) the Charter or Bylaws of Parent (true and complete copies of which as of the date hereof have been delivered to the Company) or any provision of the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or
(iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by Parent or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with the Gains Taxes described in Section 7.7, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (vi) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Improvements Act"), and (vii) such other consents, orders, authorizations, registrations, declarations and filings which (A) may be required under the laws of any foreign country or supra-national organization in which the Company or any of its Subsidiaries conducts any business or owns any property or assets or
(B) the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent, Sub or the Company, as the case may be, any change or effect that is or may be materially adverse to the business, assets, or financial condition, or results of operations of Parent and its Significant Subsidiaries taken as a whole, Sub, or the Company and its Significant Subsidiaries taken as a whole, as the case may be, (b) "Subsidiary" means any significant corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity and (c) "Significant Subsidiary" means any Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          Section 3.3  Offer Documents and Proxy Statement.  None of the
                       -----------------------------------
information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the proxy statement, if any, (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 7.1) the information statement, if any, filed by the Company in connection with the Merger pursuant to Rule 14C-2 promulgated under the Exchange Act (the "Information Statement"), will (i) in the case of the Offer Documents, the
Schedule 14D-9, the Proxy Statement and the Information Statement, at the respective time such documents are filed with the SEC or first published, sent or given to the Company's stockholders, or (ii) in the case of the Proxy Statement or the Information Statement, at the time of the mailing of either of such Statements and at the time of the Stockholder Meeting or action by written consent, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the purchase of shares of Common Stock pursuant to the Offer there shall occur any event with respect to Parent, its officers and directors or any of its Subsidiaries which is required to be described in the Offer Documents, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

          Section 3.4  Financing.  Parent has, or immediately prior to the
                       ---------
expiration of the Offer will have, all of the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis and to pay any and all related fees and expenses.

          Section 3.5  Brokers.  No broker, investment banker or other person,
                       -------
other than CS First Boston Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Sub as follows:

          Section 4.1  Organization, Standing and Power.  The Company and each
                       --------------------------------
of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 4.2  Capital Structure.  The authorized capital stock of the
                       -----------------
Company is 80,000,000 shares of Common Stock, consisting of 40,000,000 shares of Class A Common Stock and 40,000,000 shares of Class B Common Stock. At the close of business on November 24, 1995, (i) 16,638,512 shares of Class A Common Stock were issued and outstanding, (ii) 16,397,122 shares of Class B Common Stock were issued and outstanding, (iii) 2,000,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options (as defined in Section 7.4) and (iv) 779,690 shares of Class A Common Stock and 1,021,080 shares of Class B Common Stock were held by the Company in its treasury. There are no outstanding stock appreciation rights ("SARs") which were not granted in tandem with a related Company Stock Option. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the 1,217,000 Company Stock Options outstanding as of November 24, 1995, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Significant Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

          Section 4.3  Authority; Non-Contravention.  The Board of Directors of
                       ----------------------------
the Company has declared the Merger advisable and the Company has all requisite power and authority to enter into this Agreement and, subject to approval of the Merger by the stockholders of the Company (if required), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to such approval of the Merger by the stockholders of the Company (if required). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Except as set forth in the Company SEC Documents (as hereinafter defined) or the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of the Company (true and complete copies of which as of the date hereof have been delivered to Parent) or any provision of the comparable charter or organization documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of he Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer, the Merger or the transactions contemplated by this Agreement, (iv) such filings as may be required in connection with the Gains Taxes described in Section 7.7, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (vi) such filings and approvals as may be required under the Improvements Act, and (vii) such other consents, orders, authorizations, registrations, declarations and filings which (A) may be required under the laws of any foreign country or supranational organization in which the Company or any of its Subsidiaries conducts any business or owns any property or assets or (B) the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 4.4  SEC Documents.  The Company has filed all required
                       -------------
documents with the SEC since January 1, 1993 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

          Section 4.5  Offer Documents and Proxy Statement.  None of the
                       -----------------------------------
information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9, the Information Statement, if any, the Proxy Statement, if any, or any amendment or supplement thereto, will (i) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's stockholders, (ii) in the case of the Proxy Statement, if any, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Offer Documents, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

          Section 4.6  Absence of Certain Events.  Except as may be disclosed in
                       -------------------------
the Company Disclosure Letter or in the Company SEC Documents filed with the SEC prior to the date hereof, the Company has, in all material respects, conducted its business only in, and has not entered into any material transaction (other than the transactions contemplated by this Agreement) other than in accordance with, the ordinary course, and since September 30, 1995, there has not been any Material Adverse Change with respect to the Company.

          Section 4.7  Section 203 of the DGCL.  The Board of Directors of the
                       -----------------------
Company has approved this Agreement and the Option Agreement for all purposes under Section 203 of the DGCL and the Company has heretofore furnished to Parent a true and correct copy of resolutions duly adopted by the unanimous vote of such board on November 26, 1995 and such resolutions are in full force and effect on the date hereof. Such action is the only action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger or the Option Agreement or any of the transactions contemplated herein or therein.

          Section 4.8  Taxes.  Except as may be disclosed in the Company
                       -----
Disclosure Letter, (i) the Company and each Significant Subsidiary has filed all Tax Returns required to have been filed on or before the date hereof; (ii) all Taxes shown to be due on the Tax Returns referred in clause (i) have been timely paid; (iii) neither the Company nor any Significant Subsidiary has waived any statute of limitations in respect of Taxes of the

Company or such Subsidiary; (iv) the Tax Returns referred to in clause (i) relating to federal and state income Taxes have been examined by the Internal Revenue Service or the appropriate state or appropriate foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vi) to the best of the knowledge of the Company, none of the Internal Revenue Service, the appropriate state taxing authority or the appropriate foreign tax authority, have proposed any adjustments to tax against the Company or any Subsidiary; and
(vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full. For purposes of this Agreement (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, when used with respect to Parent or the Company, as the case may be, any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          Section 4.9  Compliance with Applicable Law.  The Company and its
                       ------------------------------
Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all United States Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any United States Governmental Entity, except for violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, no investigation or review by any United States Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened in writing, other than, in each case, those the outcome of which would not be reasonably expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Offer or the Merger.

          Section 4.10 Litigation.  Except as disclosed in the Company SEC
                       ----------
Documents or in the Company Disclosure Schedule and except for suits filed in connection with the Offer, there is no suit, claim, action, proceeding or investigation pending before any United States Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.11 No Undisclosed Liabilities.  Except as and to the extent
                       --------------------------
set forth in the Company's Annual Report to Stockholders for the year ended December 31, 1994, or in any subsequently filed document by the Company with the SEC prior to the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and it subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 4.12 Benefit Plans.  (a) Each "employee pension benefit plan"
                       -------------
(as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its subsidiaries for the benefit of any present or former employee, officer or director (each of the foregoing, a "Benefit Plan") has been substantially administered in accordance with its terms. The Company and its subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), all other applicable laws and all applicable collective bargaining agreements.

          (b) None of the Company or other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each, including the Company, a "Commonly Controlled Entity") has incurred any liability to a Pension Plan under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

          (c) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

          Section 4.13 Trademarks, Patents and Copyrights.  Except as set forth
                       ----------------------------------
in the Disclosure Letter, (i) the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, servicemarks, trade secrets, applications for trademarks and for servicemarks, mask works, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and the subsidiaries as conducted since December 31, 1993 or as currently conducted, except to the extent that the failure to so own or possess would have a Material Adverse Effect, and (ii) the Company is unaware of any assertion or claim challenging the validity of any of the foregoing which, individually or in the aggregate, could have a Material Adverse Effect. The conduct of the business of the Company and the Subsidiaries as conducted since December 31, 1993 and as currently conducted did not and does not conflict in any way with any applicable patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that, individually or in the aggregate, could have a Material Adverse Effect on the Company. There are no infringements of any propriety rights owned by or licensed by or to the Company or any subsidiary which, individually or in the aggregate, could have a Material Adverse Effect on the Company. For purposes of this Section 4.12 only, the term
                                                     ------------
"Material Adverse Effect" means Material Adverse Effect on the Company in an amount equal to or greater than $100,000,000.

          Section 4.14 Environmental Matters. (a) For purposes of this
                       ---------------------
Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) any asbestos-containing material, petroleum and
---------------------
petroleum products, including crude oil and any fractions thereof,(B) any hazardous substance, hazardous waste, hazardous material, toxic substance, air or water pollutant or contaminant, as those terms are defined by any federal, state or local Environmental Law; (ii) "Environmental Law" means any federal, state or local law relating to (A) releases or threatened releases into the environment of Hazardous Substances; or (B) the generation, emission, discharge or release, transport, treatment, storage or disposal of any Hazardous Substances.

          (b) Except as described in the Company Disclosure Letter: (i) neither the Company nor any subsidiary is in material violation of any Environmental Law; (ii) the Company and each of its subsidiaries has all material permits, licenses and other authorizations required under any Environmental Law and each of them is in compliance in all material respects with their requirements; (iii) none of the Company or any of its subsidiaries has received any notice or claim since December 31,

1993, alleging liability for or arising from the off-site disposal of Hazardous Substance and, to the Company's knowledge, neither the Company nor any subsidiary is liable for any off-site contamination caused by a Hazardous Substance; and (iv) neither the Company nor any subsidiary has received any notice of violation with or liability under any Environmental Law which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          Section 4.15 Brokers.  No broker, investment banker or other person,
                       -------
other than Goldman, Sachs & Co. and Dennis P. Ferrel, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB
                  --------------------------------------------

          Parent and Sub jointly and severally represent and warrant to the Company as follows:

          Section 5.1  Organization and Standing.  Sub is a corporation duly
                       -------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the acquisition of the Company and this Agreement.

          Section 5.2  Capital Structure.  The authorized capital stock of Sub
                       -----------------
consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

          Section 5.3  Authority; Non-Contravention.  Sub has the requisite
                       ----------------------------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provision of (i) the Certificate of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Sub, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.


                                   ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                   -----------------------------------------

          Section 6.1  Conduct of Business by the Company Pending the Merger.
                       -----------------------------------------------------
Except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure

Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly contemplated by this Agreement or as described in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) ordinary quarterly dividends by the Company consistent with past practice in an amount not in excess of $0.17 1/2 per share of Common Stock per quarter, the first such dividend to be with a record date no earlier than January 16, 1996, or (2) dividends declared prior to the date of this Agreement;

          (b) issue, deliver, sell, pledge, award, dispose of or otherwise encumber, or authorize the issuance, delivery, sale, pledge, disposition or other encumbrance of, any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms;

          (c)  amend its Certificate of Incorporation or Bylaws;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (e) other than in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets;

          (f) incur, assume or prepay any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice;

          (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company; or

          (h) enter into or adopt any employee benefit plans or programs (which if currently existing would come within the definition of Benefit Plans), or amend any existing, Benefit Plan, agreement or arrangement, make any contribution to any Benefit Plans which is disproportionately large when compared to prior contributions made to such Benefit Plan or enter into or amend any employee benefit plan (including without limitation, the Long-Term Incentive Plan) or employment or consulting agreement, grant bonuses or compensation increases except (x) as permitted by Section 7.11 or (y) bonuses or compensation increases associated with Benefit Plans, promotions and regular reviews in the ordinary course of business; or

          (i) except as may be required as a result of a change in law or in generally accepting accounting principles, change any of the accounting practices or principles used by it;

          (j) make any tax election or settle or compromise any federal, state, local or foreign tax liability;

          (k) settle or compromise any pending or threatened suit, action or claim which is material;

          (l) enter into any material contracts or modify, amend, terminate any material contracts;

          (m) take or offer or propose to take, or agree to take in writing or otherwise any of the actions described in Sections 6.1 or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made if such action had been taken, or would result in any of the Offer conditions not being satisfied.

          Section 6.2  No Solicitation.  The Company, its affiliates and their
                       ---------------
respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. From and after the date hereof, the Company will not, directly or indirectly, solicit or initiate any Takeover Proposal (as hereinafter defined) from any person, or engage in discussions or negotiations relating thereto (including by way of furnishing information); provided,
                                                               --------
however, that (i) the Company may engage in discussions or negotiations with a
-------
third party who seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its business, properties, assets, operating results and prospects, in each case only in response to a request for such information or access to any person made after the date hereof which was not encouraged, solicited or initiated by the Company or any of its affiliates or any of its or their respective officers, directors, employees, representatives or agents after the date hereof, pursuant to appropriate confidentiality agreements, (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (iii) following receipt of a Takeover Proposal or offer the Board of Directors of the Company may withdraw or modify its recommendation referred to in Section 7.1, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company shall conclude in good faith after consultation with the Company's outside counsel that such action is appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will promptly notify Parent of its receipt of any proposal or offer. As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

          Section 6.3  Conduct of Business of Sub Pending the Merger.  During
                       ---------------------------------------------
the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS
                             ---------------------

          Section 7.1  Company Stockholder Approval; Proxy Statement.  (a) If
                       ---------------------------------------------
approval of the Merger by the holders of Class A Common Stock ("Class A Holders") is required by applicable law, the Company shall either (i) call a meeting of its Class A Holders (the "Stockholder Meeting") for the purpose of voting upon the Merger and shall use its reasonable best efforts to obtain Class A Holder approval of the Merger or (ii) if the holders of a majority of the outstanding shares of Class A Common Stock intend to act by written consent, comply with the requirements of Rule 14c-2 promulgated under the Exchange Act. The Stockholder Meeting, if necessary, shall be held as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer and the Company will, through its Board of

Directors but subject to the fiduciary duties of its Board of Directors under applicable law as determined by the Board of Directors in good faith after consultation with the Company's outside counsel, recommend to its Class A Holders the approval of the Merger and not rescind its declaration that the Merger is advisable. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

          (b) If required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement or Information Statement, as the case may be, with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Class A Holders. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Class A Holders at the Stockholder Meeting, if necessary, there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

          (c) Parent agrees to cause all shares of Class A Common Stock purchased pursuant to the Offer and all other shares of Class A Common Stock owned by Sub or any other Subsidiary of Parent to be voted in favor of the approval of the Merger.

          Section 7.2  Access to Information.  The Company shall, and shall
                       ---------------------
cause each of its Subsidiaries to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records (including the availability of an office at the Company's corporate headquarters where Parent's representatives may work on a day-to-day basis) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that no investigation pursuant to this Section 7.2 or otherwise will affect or be deemed to modify any of the representations and warranties made by the Company in this
Agreement.   In no event shall the Company be requested to supply to Parent, or to Parent's accountants, counsel, financial advisors or other representatives, any information relating to indications of interest from, or discussions with, any other potential acquirors of the Company which were received or conducted prior to the date hereof, except to the extent necessary for use in the Offer Documents, the Schedule 14D-9 and the Proxy Statement and/or the Information Statement. Except as required by law, Parent will hold, and will cause its affiliates, associates and representatives to hold, any nonpublic information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of the Company. In the event of termination of this Agreement for any reason, Parent shall promptly return or destroy all nonpublic documents so obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent.

          Section 7.3  Fees and Expenses.  Whether or not the Merger is
                       -----------------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 7.4  Company Stock Options; Tax Gross-Up.  Immediately upon
                       -----------------------------------
the consummation of the Offer, all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase shares of Common Stock (a "Company Stock Option") heretofore granted under the Long-Term Incentive Plan shall become fully exercisable and vested, and, pursuant to the terms of the Long Term Incentive Plan, the Company Stock Options, shall, upon their surrender to the Company by the holders thereof, be cancelled by the Company, and the holders thereof shall receive a cash payment from the Company in an amount equal to the number of shares of Common Stock subject to each surrendered option multiplied by the difference between the exercise price per share of Common Stock covered by the option and the Merger Consideration.
No additional awards shall be granted under the Long Term Incentive Plan.
Parent acknowledges that the Company has resolved to "gross-up" certain executives for excise taxes due on any "excess parachute payment" as a result of the acceleration of the vesting of the Company Stock Options (subject to a maximum "gross-up" amount of $6,000,000 and undertakes to make such payments to the extent due after the Effective Time.

          Section 7.5  Reasonable Best Efforts.  Upon the terms and subject to
                       -----------------------
the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that the
                                                 --------  -------
Company shall be under no obligation to take any action to the extent that the Board of Directors shall conclude in good faith, after consultation with the Company's outside counsel, that such action could be inconsistent with the Board of Directors' fiduciary obligations under applicable law.

          Section 7.6  Public Announcements.  Parent and Sub, on the one hand,
                       --------------------
and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

          Section 7.7  Real Estate Transfer and Gains Taxes.  Parent and the
                       ------------------------------------
Company agree that either the Company or the Surviving Corporation will pay any stamp tax, recording tax, sales tax, use tax, real property transfer or gains tax, stock transfer tax or similar tax, or any other state or local tax which is attributable to the transfer of the beneficial ownership of the Company's or its Subsidiaries real property, if any (collectively, the "Gains Taxes"), and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Offer or the Merger. The Company agrees to cooperate with Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company or its Subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real property of the Company and its Subsidiaries shall be determined by Sub or Parent in its reasonable discretion. The stockholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 7.7 in the preparation of any return with respect to the Gains Taxes.

          Section 7.8  State Takeover Laws.  If any "fair price" or "control
                       -------------------
share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

          Section 7.9  Indemnification; Directors and Officers Insurance.  From
                       -------------------------------------------------
and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and of its Subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's Certificate of Incorporation and Bylaws as in effect as of the date hereof for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions in accordance with the terms and provisions of the Certificate of Incorporation and Bylaws. In addition, Parent shall maintain in effect for a period of six years the Company's current directors' and officers' liability insurance covering those persons who are currently covered by such policy (a true and correct copy of which has been made available to Parent); provided, however, that in no event
                                             --------  -------
shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance which the Company represents is $167,000 for the primary policy; and provided,
                                                               --------
further, that if the annual premiums of such insurance coverage exceed such
-------
amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          Section 7.10  Employee Benefits.  (a) Until at least December 31,
                        -----------------
1996, Parent shall maintain or cause to be maintained employee benefits and programs for retirees, directors, officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those being provided to such retirees, directors, officers and employees on the date hereof taking into account that the Company will be a private company without stock options and the like. On or after January 1, 1997, the retirees, directors, officers and employees of the Company and its Subsidiaries shall be eligible for employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical, profit sharing (including 401(k)), severance, salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated retirees, directors, officers and employees of Parent and its Significant Subsidiaries in the relevant geographic regions. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, directors, officers and employees, retirees, directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with the Company and its Subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Upon termination of any medical plan of the Company, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall become eligible to participate in the medical plan of Parent, provided that no condition that was eligible for
                            --------
coverage under any medical plan of the Company at the time of such termination shall be excluded from coverage under the medical plan of Parent as a pre-existing condition. Amounts paid before the Effective Time by retirees, directors, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in applying deductibles and maximum out-of-pocket limits applicable under the medical plan of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such medical plan of Parent.

          (b) Parent agrees that the following principles shall apply for purposes of determining bonuses for 1995 under the Company's Short Term Incentive Plan for 1995: (1) the Compensation Committee's determination to pay certain persons who are employees of the Company or any of its Subsidiaries and who are covered by such plan (other than employees whose employment is terminated for any reason for cause on or prior to December 31, 1995) the maximum amount of such bonuses is hereby ratified by Parent; (2) whether any bonuses are payable under such plan to other employees and, if so, the amounts thereof shall be determined as if the transactions contemplated hereby had not occurred and the Company had remained an independent, publicly-owned company through December 31, 1995, taking into account to the extent reasonably applicable the limitations imposed by Section 6.1(a); and (3) any bonuses payable pursuant to clause (2) above shall be paid by February 28, 1996. The Company reasonably estimates that the total amount of such bonuses will not exceed $3,000,000.

          (c) Notwithstanding anything herein to the contrary, Parent agrees to fulfill any obligations that may arise under any Welfare Plan to provide health benefits to retirees or other arrangements to provide health benefits to retirees, in either case, entered into prior to the date hereof.

          Section 7.11  Merit Bonuses; Severance Policy.  (a) From the date
                        -------------------------------
hereof up to the Effective Time, the Company shall be permitted to offer and pay bonuses, in addition to any bonuses or payments pursuant to any existing bonus or incentive plans of the Company, payable to officers and employees whose performance and dedication to the Company or its Subsidiaries merits, in the discretion of the Chief Executive Officer, special compensation ("Merit Bonuses"); provided, however, that the aggregate amount paid by the Company
           --------  -------
pursuant to such Merit Bonuses shall be no greater than $1,000,000.

          (b) With respect to officers and employees who are or will be terminated, Parent shall maintain the Company's severance policy as in effect on the date hereof, or shall replace such policy with a policy providing equal or more favorable compensation, for a period of at least one year from the Effective Time.

          (c) Parent shall honor or cause to be honored all existing severance with the Company's officers and employees.

          (d) Parent and its Subsidiaries shall provide reasonable and customary outplacement services ("Outplacement Services") to officers of the Company and its Subsidiaries who are terminated as a result of, or within eighteen months following, the Merger, which Outplacement Services provided to such officer and employees shall include one-on-one counseling and assistance.

          Section 7.12  Management Contracts.  The Company agrees to use its
                        --------------------
reasonably best efforts to cause the key members of its senior management to enter into employment arrangements with the Surviving Corporation on terms and conditions satisfactory to Parent and pursuant to which they shall remain as employees of the Surviving Corporation following the Effective Time.

                                 ARTICLE VIII

                              CONDITIONS PRECEDENT
                              --------------------

          Section 8.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approval.  If approval of the Merger by the Class A
               --------------------
     Holders is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

          (b)  Purchase of Shares of Common Stock.  Sub shall have accepted for
               ----------------------------------
     payment and paid for the shares of Common Stock properly tendered pursuant to the Offer; provided, however, that this condition will be deemed
                   --------  -------
     satisfied with respect to the obligations of Parent and Sub if Sub fails to accept for payment and pay for any shares of Common Stock pursuant to the Offer in violation of the terms of this Agreement or the Offer.

          (c)  No Order.  No Governmental Entity or court of competent
               --------
     jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction prohibits the consummation of the Merger; provided, however, that the Company, Parent
                                     --------  -------
     and Sub shall use their reasonable best efforts to have any such order, decree or injunction vacated.

          (d)  Improvements Act Waiting Period.  The applicable waiting period
               -------------------------------
     under the Improvements Act shall have expired or been terminated.

                                 ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          Section 9.1  Termination.  This Agreement may be terminated at any
                       -----------
time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by the Company if:

          (i)  the Offer has not been timely commenced in accordance with
     Section 1.1(a); or

          (ii) the Offer shall expire or is terminated without any shares of Common Stock being purchased thereunder due to the conditions set forth in Exhibit A (other than the Minimum Condition) failing to be met; or

          (iii) there is an offer to acquire all of the outstanding shares of Common Stock or substantially all of the assets of the Company for consideration that provides stockholders of the Company a value per share of Common Stock which, in the good faith judgment of the Board of Directors of the Company, provides a higher value per share than the consideration per share pursuant to the Offer or the Merger and as a result of which, the Board of Directors of the Company is obligated in accordance with its fiduciary duty under applicable law, as advised by its counsel, to terminate this Agreement; or

          (iv) there has been (y) a material breach by Parent or Sub of any representation or warranty that is not qualified as to materiality or (z) a breach by Parent or Sub of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by Parent or Sub of notice of the breach; or

          (v) Parent or Sub fails to comply in any material respect with any of its material obligations or covenants contained herein which failure to perform is incapable of being cured or has not been cured within five (5) business days following receipt by Parent or Sub of written notice of the failure to perform.

          (c)  by either Parent or the Company if:

          (i) the Merger has not been effected on or prior to the close of business on May 31, 1996; provided, however, that the right to terminate
                               --------  -------
     this Agreement pursuant to this clause shall not be available (y) to Parent if Sub or any affiliate of Sub acquires shares of Common Stock pursuant to the Offer, or (z) to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

          (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if the stockholders of the Company fail to give any approval required by applicable law; or

          (iv) if as the result of the failure of any of the conditions set forth in Exhibit A hereto (except for the Minimum Condition), the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Common Stock pursuant to the Offer or pursuant to the Option Agreement in accordance with its terms; provided,
                                                                    --------
     however, that the right to terminate this Agreement pursuant to this
     -------
     Section 9.1(c)(v) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition.

          (d) By Parent if the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendations of the Offer or the Merger or shall have resolved to do any of the foregoing.

          Section 9.2  Effect of Termination.  In the event of termination of
                       ---------------------
this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Sub or their respective officers or directors (except as set forth in the last two sentences of Section 7.2 and except for Section 7.3, which shall survive the termination); provided, however,
                                                              --------  -------
that nothing contained in this Section 9.2 shall relieve any party hereto from any liability for any breach of this Agreement.

          Section 9.3  Amendment.  This Agreement may be amended by the parties
                       ---------
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the Class A Holders of the Company but, after the purchase of any shares of Common Stock pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of stockholders of the Company, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 9.4  Waiver.  At any time prior to the Effective Time, the
                       ------
parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

          Section 10.1  Non-Survival of Representations and Warranties.  None of
                        ----------------------------------- ----------
the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

          Section 10.2  Notices.  All notices and other communications hereunder
                        -------
shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

          Hans E.M. van Dinter
          Wolters Kluwer
          Stadhouderskade 1
          1000 AV Amsterdam
          The Netherlands
          Telefax: 31 20 607 04 16

          with a copy to:

          Arnold J. Schaab, Esq.
          Pryor, Cashman, Sherman & Flynn
          410 Park Avenue
          New York, NY  10022

          (b) if to the Company, to:

          Oakleigh Thorne
          CCH Incorporated
          2700 Lake Cook Road
          Riverwoods, Illinois 60015

          with a copy to:

          Mary Ann Hynes
          CCH Incorporated
          2700 Lake Cook Road
          Riverwoods, Illinois 60015

          and

          Deirdre von Moltke
          Sidley & Austin
          One First National Plaza
          Chicago, Illinois  60603

          and a copy to:

          Douglas A. Doetsch
          Mayer, Brown & Platt
          190 S. LaSalle Street
          Chicago, IL  60603

          Section 10.3  Interpretation.  When a reference is made in this
                        --------------
Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 10.4  Counterparts.  This Agreement may be executed in
                        ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 10.5  Entire Agreement; No Third-Party Beneficiaries.  This
                        ----------------------------------------------
Agreement, including the documents and instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 7.9, 7.10(b) and 7.11(a), (b)(only with respect to officers) and (d), is not intended to confer upon any person other than the parties any rights or remedies hereunder.

          Section 10.6  Governing Law.  This Agreement shall be governed by, and
                        -------------
construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 10.7  Assignment.  Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 10.8  Severability.  If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          Section 10.9  Enforcement of this Agreement.  The parties agree that
                        -----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                 WOLTERS KLUWER N.V.


                                 By: /s/ Peter W. van Wel
                                    ---------------------
                                    Name:
                                    Title:


Attest: /s/ C.H. van Kempen
       --------------------
       Name:
       Title:



                                 WK ACQUISITION SUB, INC.

                                 By: /s/ Bruce C. Lenz
                                    ------------------------
                                    Name:
                                    Title:


Attest: /s/ C.H. van Kempen
       --------------------
       Name:
       Title:



                                 CCH INCORPORATED

                                 By: /s/ Oakleigh Thorne
                                    --------------------------
                                    Name: Oakleigh Thorne
                                    Title: President and Chief
                                            Executive Officer

Attest: /s/ Ralph C. Whitley
       ----------------------
       Name: Ralph C. Whitley
       Title: Executive Vice
               President

                                   EXHIBIT A

          Notwithstanding any other provisions of the Offer, and provided that Sub shall not be obligated to accept for payment any shares of Common Stock until expiration of all applicable waiting periods under the Improvements Act, Sub shall not be required to accept for payment, purchase or pay for any shares of Common Stock tendered, and may terminate or, subject to the terms of the Agreement, amend the Offer and may delay the acceptance for payment of and payment for shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer such number of shares of Common Stock which would constitute a majority of the voting power of the outstanding shares (determined on a fully diluted basis) of the Class A Common Stock (the "Minimum Condition") and (ii) if at any time on or after the date hereof and before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued, by any United States Governmental Entity which (i) prohibits or limits or seeks to prohibit or materially limit Parent's or Sub's (x) ownership, or seeks to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment pursuant to the Offer, including, without limitation, the right to vote such shares of Common Stock or (y) operation of all or a material portion of the Company's business or assets, or compels Parent to dispose of or hold separate all or a material portion of the Company's business or assets as a result of the Offer or the Merger, or (ii) prohibits, or limits or seeks to prohibit or materially limit, or makes illegal, the acceptance for payment, purchase or payment for shares of Common Stock or the consummation of the Offer or the Merger and such statute, rule, regulation, judgment, order or injunction shall remain in effect for a period of fifteen business days after the issuance thereof; provided, however, that in order to invoke this condition
                      --------  -------
with
respect to any such statute, rule, regulation, judgment, order or injunction Parent shall have used its reasonable best efforts to prevent such statute, rule, regulation, judgment, order or injunction or ameliorate the effects thereof; provided, further, that if any such order or injunction is a temporary
         --------  -------
restraining order or preliminary injunction, Parent may not, for a period of 30 days, by virtue of this condition alone amend or terminate the Offer, but may only extend the Offer and thereby postpone acceptance for payment or purchase of shares of Common Stock;

          (b) the Agreement shall have been terminated in accordance with its terms;

          (c) the Company shall have breached any of its representations and warranties set forth in Article IV of the Merger Agreement (other than any matters that, in the aggregate, would not have a Material Adverse Effect on the Company);

          (d) the Company shall have failed in any material respect to perform any obligation or covenant required by the Agreement to be performed or complied with by it;

          (e) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal; or

          (f) there shall have occurred and continued to exist for at least three business days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or The Netherlands;

which, in the reasonable judgment of Sub, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

          The foregoing conditions may be waived by Sub, in whole or part, at any time and from time to time, in the sole discretion of Sub. The failure by Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.